Exhibit 99.1

PRESS CONTACT:

Jill Kinney

Vice President, Marketing, Westaff, Inc.

(P) 925.930.5300

(E) jkinney@westaff.com

Westaff, Inc., Reports Fiscal 2007 Fourth Quarter and Year End Results

WALNUT CREEK, Calif., Thursday, Jan. 31, 2008 - Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for its fourth fiscal quarter and fiscal year, both of which ended Nov. 3, 2007. Consistent with historic financial reporting, the Company’s first three fiscal quarters comprise twelve weeks each, while the fourth quarter comprises 16 or 17 weeks.

Michael T. Willis, president and chief executive officer, commented “Fiscal 2007 represented a year of managing change toward improving the company’s financial position and preparing for future growth. We completed a field and corporate restructuring, effectively flattening the organization, while simultaneously adding 80+ new sales people. We strengthened our senior management team, realized significant cost savings and added two new service lines in order to balance out our service portfolio and increase margins. All of this combined, I’m confident Westaff is poised for growth and improved performance in 2008.”

Gross revenues for fiscal 2007 were $588.7 million, down $26.2 million or 4.3% from fiscal 2006. Fiscal 2007 contained 53 weeks. The estimated sales for the extra week in fiscal 2007 were $11.1 million. The decrease for a comparable 52 week year would have been $37.3 million or 6.1%. Gross margin continued an upward trend, as it grew to 17.9%, from 17.7% in fiscal 2006 and 17.3% in fiscal 2005.

Gross revenues for the fourth quarter fiscal 2007 were $196.2 million, compared with $196.9 million in fiscal 2006. Sales for a comparable 16 week period would have been $184.7 million. Our net income for the quarter was $1.2 million or $0.07 per share, compared with $0.16 cents per share in fiscal 2006.  In the third quarter of fiscal 2007 Westaff restructured its field operations, which included consolidation of offices. The Company completed its restructuring in the fourth quarter and its total expense incurred in the fourth quarter was $1.0 million, or $0.06 per share on a pre-tax basis. The total cost of restructuring was $3.3 million for fiscal 2007, or $0.20 per share on a pre-tax basis.

Net income for the fourth quarter of fiscal 2007 was $1.2 million and included a tax benefit of $2.7 million. Our net loss for fiscal 2007 was $1.9 million (including the $3.3 million restructuring charge discussed above) or $.12 per diluted share, as compared to net income of $3.1 million or $.19 per diluted share in the fiscal 2006.

A discussion of financial results from Michael T. Willis, president and chief executive officer, and Dawn Jaffray, chief financial officer, will be available on Feb. 1, 2008, after 12 pm Pacific Time by accessing the Company Web site at www.westaff.com. In addition, the pre-recorded call may be accessed telephonically by dialing the following numbers:

Replay Number (Toll Free): 1-877-660-6853
Replay Number (International): 1-201-612-7415
Replay Passcodes (both required for playback):
Account No.: 286
Conference ID No.: 271810

Teleconference replay available until 11:59 p.m., Feb. 29, 2008.

About Westaff

Westaff provides staffing services and employment opportunities for businesses in global markets. Westaff annually employs in excess of 125,000 people and services more than 20,000 client accounts from 204 offices located throughout the United States, the United Kingdom, Australia and New Zealand. For more information, please visit our website at www.westaff.com.

This press release contains forward-looking statements within the meaning of U.S. securities laws. Forward-looking statements in this release are generally identified by words such as “expects,” “believes,” “will,” and similar expressions that are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. Forward-looking statements contained herein include, but are not limited to, statements regarding expected delivery of improved performance during fiscal 2008, domestic revenues in the first quarter of fiscal 2008, continued gross margins, and first quarter net income for fiscal 2008. The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risk and uncertainties cannot be controlled by the Company. These risks and uncertainties include, but are not limited to: risks related to control by a significant shareholder, an intensely priced competitive market, our significant working capital needs and our ability to borrow to meet those needs, our ability to borrow under our credit facilities and our compliance with their debt covenants, variability of the amount of collateral that we are required to maintain to support our workers’ compensation obligation, the sufficiency of our workers’ compensation claims reserve, variability of employee-related costs, including workers’ compensation liabilities, possible adverse effects of fluctuations in the general economy, our ability to collect on our accounts receivable, risks related to franchise agent operations, risks related to international operations and fluctuating exchange rates, reliance on executive management and key personnel, our ability to attract and retain the services of qualified temporary personnel, the ability of our customers to terminate our service agreement on short notice, variability of the cost of unemployment insurance for our temporary employees, any difficulty with our information technology system, government regulation, potential exposure to employment-related claims, the volatility of the Company’s stock price, increased regulatory compliance costs and litigation and other claims. Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K for the year ended November 3, 2007.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.